Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

And 2015 Capital Program

AUSTIN, Texas—(BUSINESS WIRE) — December 19, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced its monthly cash distribution to be paid in January 2015, reported results from recently completed wells in the Permian Basin Wolfcamp play and announced its 2015 capital program.

Monthly Cash Distribution

A cash distribution of $0.065822 per unit will be paid on January 15, 2015 to the Trust’s unitholders of record on December 31, 2014.  The distribution primarily represents oil production during the month of September 2014 and natural gas production during August 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	82,474	432,652	$84.91	$4.16
Prior Month	76,512	418,408	$87.17	$4.39

Oil cash receipts for the properties underlying the Trust totaled $7.0 million for the current month, an increase of $0.3 million from the prior month calculation.  The increase was due to the receipt of the first revenue receipts on five Rocker B wells, partially offset by a three percent decline in NYMEX oil prices.  Natural gas receipts were consistent with the prior month, totaling $1.8 million.

The current month distribution includes receipts from 13 Rocker B wells producing through September 2014.  In total, the 13 Rocker B wells contributed $1.1 million of oil cash receipts for the current distribution period, including approximately $0.6 million from the first revenue receipts for the Rocker B 43H, 44H, 45H, 47H, and 48H.  These wells came online in July and early August, and the first payment was received in October for oil production from July, August, and September and gas production from July and August.   Total average daily oil sales volumes for the current distribution period for the properties underlying the Trust were approximately 2,750 Bbls/D, of which 400 Bbls/D are attributable to the Rocker B wells, including 135 Bbls/D of prior month volumes for the five wells noted previously.

Capital expenditures included in the current month distribution totaled $2.3 million and relate to expenses incurred during October 2014.  Of this amount, approximately $1.5 million of capital expenditures are related to the Wolfcamp activity in the Midland Basin.  Through October, capital incurred for projects in the Wolfcamp Rocker B program totaled $21.1 million, or $16.9 million net to the Trust’s 80% net profits interest.

2014 Production Results and Activity Update

Permian Basin Wolfcamp — Rocker B Program

To date, Enduro Resource Partners LLC (“Enduro”) has received and participated in 20 gross well proposals received from Pioneer Natural Resources, all of which are currently producing.

The following table displays the 24-hour peak gross flowback rate and 30-day IP rate, where such information is available, for those wells for which rates have not been previously announced:

Well Name	Enduro Working Interest	Enduro Net Revenue Interest	First Production Date	24-Hour IP Rate (BOE/D)	30-Day IP Rate (BOE/D)
Rocker B 51H	12.50%	9.375%	10/16/2014	682	421
Rocker B 52H	12.50%	9.375%	10/13/2014	949	671
Rocker B 53H	12.50%	9.375%	10/12/2014	1,025	612
Rocker B 54H	12.50%	9.375%	10/12/2014	1,127	781
Rocker B 60H	12.50%	9.375%	12/04/2014	Not Available	Not Available
Rocker B 61H	12.50%	9.375%	12/15/2014	Not Available	Not Available
Rocker B 62H	12.50%	9.375%	12/14/2014	Not Available	Not Available

Lost Tank Field

In late 2012, Enduro elected to participate in two Permian oil wells drilled by Occidental Petroleum in the Lost Tank field in southeastern New Mexico, in which Enduro owns a 50% working interest.  The wells were spud in December 2012; however, due to delays including takeaway capacity for associated gas volumes and completion delays on one well, the wells are not currently producing.  The first well which was completed, the Lost Tank 4 Federal 22, experienced delays due to a stuck packer in the well, and at this time, Occidental Petroleum plans to clean out the well with coil tubing and produce through the packer with an estimated first sales date at the beginning of February 2015.  The second well, the Lost Tank 4 Federal 23, will be completed this month and is expected to be flowing to sales in February 2015 as well.  Through October 2014, capital incurred for these two wells has totaled $9.2 million, or $7.4 million net to the Trust’s 80% net profits interest.  Additional completion capital of $0.8 million is anticipated in early 2015.

2015 Capital Program

In 2015, total capital expenditures included in announced distributions are expected to range from $12 to $16 million attributable to the properties in which the Trust owns a net profits interest, or $10 to $13 million net to the Trust’s 80% net profits interest.  The 2015 capital program will continue to focus primarily on Permian Basin projects, including legacy waterfloods, infill drilling, and Wolfcamp Permian Basin oil development projects in the Midland Basin.

As noted above, to date Enduro has participated in 20 gross wells in the Rocker B Permian development program with Pioneer Natural Resources.  Of the wells drilled, the primary reservoir targeted has been the Wolfcamp B and results have been best for those wells drilled in the B2 reservoir.  In the current commodity environment, Enduro is evaluating the total capital to be committed to this program and Enduro’s participation in proposed Wolfcamp wells.  Enduro anticipates capital for the Trust in 2015 to be considerably less than 2014 at current commodity prices.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico.  As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions.  These forward-looking statements include the amount and date of any anticipated distribution to unitholders, estimates of capital expenditures and drilling activity, and expectations regarding future production.  The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period.  Any differences in actual cash receipts by the Trust could affect this distributable amount.

Other important factors that could cause actual results to differ materially from the estimates and expectations included in this press release include expenses, capital investments, timing of production from new wells, production from the underlying properties of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release and by all of the cautionary statements and risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014.  All information in this release has been provided by Enduro Resource Partners.  Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.  An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s 2013 Form 10-K.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555